April 29, 2011

State Farm Life and Accident Assurance Company

One State Farm Plaza

Bloomington, IL 61710-0001

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 16 to the registration statement on Form N-6 for State Farm Life and Accident Assurance Company Variable Life Separate Account (File No. 333-64345). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ W. Thomas Conner

W. Thomas Conner, Esq.